Exhibit 3.2
TEXT OF AMENDMENTS TO THE BYLAWS OF
E*TRADE FINANCIAL CORPORATION

Effective May 16, 2008

Section 1.07 is amended and restated as follows:

Section 1.07.  Action at Meeting; Majority Voting; Director Resignation Policy; Contested Elections; Treasury Stock.

(a)        In all matters other than the election of directors, when a quorum is present at any meeting, the holders of a majority of the stock present or represented and entitled to vote on the subject matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, the holders of a majority of the stock of that class present or represented and entitled to vote on the subject matter) shall decide any matter to be voted upon by the stockholders at such meeting, except when a different vote is required by express provision of Delaware Law, the Certificate of Incorporation or these Bylaws.

(b)        Subject to the rights of the holders of any series of Preferred Stock, or any other series or class of stock as set forth in the Certificate of Incorporation, to elect directors under specified circumstances and except as otherwise provided in paragraph (d) of this Section 1.07, each director shall be elected by the majority of the votes cast with respect to the director’s election at any meeting for the election of directors at which a quorum is present.  For purposes of paragraphs (b) and (c) of this Section 1.07, a majority of votes cast means that the number of votes “for” a director’s election must exceed 50% of the votes cast with respect to that director’s election.  Any vote “against” a director’s election or “withheld” with respect to a director’s election will count as a vote cast; however, all “abstentions” and “broker non-votes” will be excluded from the calculation of votes cast with respect to that director’s election.

(c)        The Nominating and Corporate Governance Committee of the Board of Directors shall establish procedures under which any director who is not elected by the majority of the votes cast with respect to the director’s election in an election governed by paragraph (b) of this Section 1.07 shall offer to tender his or her resignation to the Board of Directors.

(d)        If, on the last day by which stockholders may submit notice to nominate a person for election as a director pursuant to Section 1.08(b) of this Article 1, the number of nominees for any election of directors exceeds the number of directors to be elected, each director shall be elected by the plurality of the votes cast with respect to the director’s election.

(e)        Any share of stock of the corporation held by the corporation shall have no voting rights.

Section 1.08 is amended and restated as follows:

Section 1.08.  Advance Notice of Stockholder Nominees and Stockholder Business.

(a)        At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.  To be properly brought before an annual meeting, business must be:  (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder.  For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business one hundred and twenty (120) days nor earlier than the close of business one hundred and fifty (150) days prior to the first anniversary of the proxy statement relating to the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business one hundred and fifty (150) days prior to such annual meeting and not later than the close of business one hundred and twenty (120) days prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation.  A stockholder’s notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting:  (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and, beginning with the annual meeting held in 2005, the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment, (ii) the name and address, as they appear on the corporation’s books, of the stockholder and any beneficial owner on whose behalf the proposal is made proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder and any beneficial owner on whose behalf the proposal is made,  (iv) any material interest of the stockholder and any beneficial owner on whose behalf the proposal is made in such business, (v) beginning with the annual meeting held in 2005, a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (vi) beginning with the annual meeting held in 2005, a representation that the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act’’), in his or her capacity as a proponent to a stockholder proposal.  Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.  Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (a).  The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (a), and, if he or she should so determine, such chairman shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

(b)        Only persons who are nominated in accordance with the procedures set forth in this paragraph (b) shall be eligible for election as directors.  Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (b).  Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice (as set forth in paragraph (a) of this Section 1.08) in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 1.08.  Such stockholder’s notice shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director:  (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected), and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (a) of this Section 1.08.  At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder’s notice of nomination which pertains to the nominee.  No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (b).  The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he or she should so determine, such chairman shall so declare at the meeting, and the defective nomination shall be disregarded.  At the request of the Board of Directors, any nominee also must submit a statement that, if elected, the director intends to tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for reelection at the next meeting at which such person would face reelection and upon acceptance of such resignation by the Board of Directors, in accordance with the policies and procedures adopted by the Nominating and Corporate Governance Committee of the Board of Directors for such purpose pursuant to Section 1.07(c) of this Article 1.